                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 Marimba, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                 MARIMBA, INC.
                               440 Clyde Avenue
                        Mountain View, California 94043

                                April 23, 2002

TO THE STOCKHOLDERS OF MARIMBA, INC.

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Marimba, Inc. (the "Company"), which will be held at the Sheraton Sunnyvale Hotel, 1108 N. Mathilda Avenue, Sunnyvale, California, on Thursday, June 6, 2002, at 9:30 a.m.

   Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

   It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                            /s/ Richard C. Wyckoff
                                          Richard C. Wyckoff
                                          President and Chief Executive Officer

                                 MARIMBA, INC.
                               440 Clyde Avenue
                        Mountain View, California 94043

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be held June 6, 2002

   The Annual Meeting of Stockholders (the "Annual Meeting") of Marimba, Inc. (the "Company") will be held at the Sheraton Sunnyvale Hotel, 1108 N. Mathilda Avenue, Sunnyvale, California, on Thursday, June 6, 2002, at 9:30 a.m. for the following purposes:

    1. To elect eight (8) members of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   The foregoing items of business are more fully described in the attached Proxy Statement.

   Only stockholders of record at the close of business on April 17, 2002 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 440 Clyde Avenue, Mountain View, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Richard C. Wyckoff
                                          Richard C. Wyckoff
                                          President and Chief Executive Officer

Mountain View, California
April 23, 2002

                                   IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 MARIMBA, INC.
                               440 Clyde Avenue
                        Mountain View, California 94043

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            To be held June 6, 2002

   These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Marimba, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Sunnyvale Hotel, 1108 N. Mathilda Avenue, Sunnyvale, California, on Thursday, June 6, 2002, at 9:30 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 29, 2002.

                              PURPOSE OF MEETING

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 17, 2002, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 24,240,475 shares of Common Stock outstanding. Each stockholder of record on April 17, 2002 is entitled to one vote for each share of Common Stock held by such stockholder on April 17, 2002. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

   The Company's bylaws provide that the holders of fifty percent of the Company's stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

   Proposal No. 1.   Directors are elected by a plurality of the affirmative
votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The eight (8) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors and may not cast votes for a greater number of persons than the number of nominees for director named by the Company.

   Proposal No. 2.   Ratification of the appointment of Ernst & Young LLP as
the Company's independent public accountants for the fiscal year ending December 31, 2002 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

   Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1) and FOR Proposal No. 2, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. As to Proposal No. 1, a proxy cannot be voted for a greater number of persons than the number of nominees for director named by the Company.

   You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   The directors who are being nominated for election and reelection to the Board of Directors (the "Nominees"), their ages as of February 28, 2002, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The eight (8) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

  Nominees                 Age Positions and Offices Held with the Company
  --------                 --- -------------------------------------------
  Kim K. Polese........... 40  Chairman
  Richard C. Wyckoff...... 42  President, Chief Executive Officer and Director
  Aneel Bhusri (1)........ 36  Director
  Eric J. Keller (1)...... 49  Director
  Raymond J. Lane (2)..... 55  Director
  Douglas J. Mackenzie (2) 42  Director
  Stratton D. Sclavos (1). 40  Director
  Anthony Zingale (3)..... 46  Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Appointed as a director by the Board of Directors on February 4, 2002.

   Kim Polese, a founder of the Company, has served as chairman and a director of the Company since July 2000, and served as president, chief executive officer and a director of the Company from its inception in February 1996 through July 2000. Before co-founding the Company, Ms. Polese served in several marketing positions at Sun Microsystems, an enterprise networking company, from January 1989 until January 1996, most recently as senior product manager. Ms. Polese also serves as a director for a private technology-based company. Ms. Polese received her B.A. degree in biophysics from the University of California at Berkeley.

   Richard Wyckoff has served as president, chief executive officer and a director of the Company since July 2001, and served as the Company's senior vice president, marketing from September 2000 to July 2001. Before joining the Company, Mr. Wyckoff served as senior vice president of marketing with Zland.com, Inc. from August 1999 to July 2000. From September 1995 to August 1999, Mr. Wyckoff was vice president of corporate marketing and product services marketing at Cadence Design Systems, Inc., an electronic design automation company. Mr. Wyckoff received his B.A. degree in communications, and his M.A. degree in mass media, from the University of California at Santa Barbara.

   Aneel Bhusri has served as a director of the Company since February 1999. Mr. Bhusri has been a general partner at Greylock Management Corporation, a venture capital firm, since April 1999. Mr. Bhusri has served since March 1999 as the vice chairman of PeopleSoft, Inc., an enterprise application software company. Before his current position at PeopleSoft, Mr. Bhusri served as the senior vice president of product strategy, business development and marketing for PeopleSoft from April 1997 to March 1999. Prior to joining PeopleSoft, Mr. Bhusri served as senior vice president of product strategy from November 1995 to April 1997. From April 1995 to November 1995, Mr. Bhusri served as vice president of product strategy and from August 1993 to April 1995 as director of product strategy. Mr. Bhusri also serves as a director of several private technology-based companies. Mr. Bhusri received his B.S. in electrical engineering and his B.A. degree in economics from Brown University, and his M.B.A. degree from Stanford University.

   Eric Keller has served as a director of the Company since July 2001. Mr. Keller is currently employed as a consultant and interim chief financial officer to private technology-based companies. From February 2000 to July 2001, Mr. Keller served as chief financial officer of Corio Inc., an enterprise application service provider. Prior to joining Corio, from January 1996 to June 1999, Mr. Keller served as chief financial officer at Aspect Communications Corporation, a provider of business communications solutions, and from June 1999 to February 2000, as an executive advisor of Aspect Communications. From June 1993 to January 1996, Mr. Keller served as chief financial officer of Ventritex, Inc., a manufacturer of medical devices. Mr. Keller holds a B.S. degree in industrial relations from Cornell University and an M.B.A. degree from the University of California at Berkeley.

   Raymond Lane has served as a director of the Company since October 1997. Mr. Lane has been a general partner with Kleiner Perkins Caufield & Byers, a venture capital firm, since September 2000. From January 1997 to July 2000, Mr. Lane served as the president and chief operating officer of Oracle Corporation, a database and applications software company. Before his position as president and chief operating officer, Mr. Lane served as the executive vice president of worldwide operations for Oracle from October 1993 to January 1997, and was a director of Oracle from June 1995 to July 2000. Mr. Lane is also a director of Quest Software, Inc., See Beyond Technology Corporation and FreeMarkets, Inc., as well as a member of the board of trustees of Carnegie Mellon University and Special Olympics International. Mr. Lane also serves as a director of several private technology-based companies. Mr. Lane received his B.S. degree in mathematics from West Virginia University.

   Douglas Mackenzie has served as a director of the Company since August 1996. Since June 1989, Mr. Mackenzie has been employed with Kleiner Perkins Caufield & Byers, a venture capital firm, of which he has been a general partner since 1994. Mr. Mackenzie serves on the board of directors of E.piphany, Inc. and several private technology-based companies. Mr. Mackenzie received his A.B. in economics and his M.S. degree in industrial engineering from Stanford University and his M.B.A. from Harvard University.

   Stratton Sclavos has served as a director of the Company since February 1999. Mr. Sclavos has been the president, chief executive officer and a director of VeriSign, Inc. (an Internet-based trust services company), since he joined VeriSign in July 1995. From October 1993 to June 1995, Mr. Sclavos was vice president, worldwide marketing and sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. Mr. Sclavos is also a director of Intuit, Inc., Juniper Networks, Inc. and Keynote Systems, Inc. Mr. Sclavos also serves as a director of two private technology-based companies. Mr. Sclavos received his B.S. degree in electrical and computer engineering from the University of California at Davis.

   Anthony Zingale has served as a director of the Company since February 2002. From March 1998 to March 2000, Mr. Zingale served as president and chief executive officer of Clarify, Inc., a supplier of front-office software and service solutions, and from March 2000 to March 2001, he served as president of the eBusiness Solutions Group of Nortel Networks, Inc. (a telecommunications equipment company) following its acquisition of Clarify in March 2000. From January 1996 to December 1997, Mr. Zingale was senior vice president of worldwide marketing at Cadence Design Systems, Inc., an electronic design automation company, and he served in various other management roles at Cadence from 1989 to January 1996. Mr. Zingale is also a director of Interwoven, Inc. and a private technology-based company. Mr. Zingale received his B.S. degree in electrical and computer engineering and his B.A. degree in business administration from the University of Cincinnati.

Board of Directors Meetings and Committees

   During the fiscal year ended December 31, 2001, the Board of Directors held six (6) meetings and acted by written consent in lieu of a meeting on three (3) occasions. For the fiscal year, each of the directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served; provided, however, that Mr. Sclavos attended approximately 60% of such meetings and Mr. Keller attended approximately 67% of such meetings which represented two (2) of the three (3) meetings held since his election as a director in July 2001.

   The Board of Directors has two (2) standing committees: the Audit Committee and the Compensation Committee. The Board of Directors did not have a Nominating Committee during 2001.

   During the fiscal year ended December 31, 2001, the Audit Committee of the Board of Directors held four (4) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's accountants, the scope of the annual audits, fees to be paid to the Company's accountants, the performance of the Company's accountants and the accounting practices of the Company. The members of the Audit Committee are Messrs. Bhusri, Keller and Sclavos.

   During the fiscal year ended December 31, 2001, the Compensation Committee of the Board of Directors held five (5) meetings and acted by written consent in lieu of a meeting on four (4) occasions. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1996 Stock Plan, 1999 Omnibus Equity Incentive Plan and 2000 Supplemental Stock Plan and administers the 1999 Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Lane and Mackenzie.

Director Compensation

   Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors.

   Non-employee Board members are eligible for option grants under the Company's 1999 Non-Employee Directors Option Plan ("Directors Plan"). The Directors Plan will terminate on February 1, 2009, unless the Board of Directors decides to terminate the Directors Plan sooner. Pursuant to the Directors Plan, on September 6, 2001 (the date of the Company's 2001 Annual Stockholders Meeting), Messrs. Bhusri, Lane, Mackenzie and Sclavos were each granted an option to purchase 10,000 shares of Common Stock that fully vests after one year of the director's continuous service with the Company and Mr. Keller was granted an option to purchase 15,000 shares that vests 50% after each year of the director's continuous service with the Company. In addition, each such individual was granted an option for 2,500 shares for each committee assignment held by such individual as of September 6, 2001, which fully vests after one year of the Board member's continuous service on the applicable committee. All such options were granted at an exercise price of $2.58 per share, the fair market value of the Common Stock on the option grant date. Upon joining the Board of Directors on July 20, 2001, Mr. Keller was also granted under the Directors Plan a fully-vested option to purchase 15,000 shares of Common Stock at an exercise price of $2.63 per share, the fair market value of the Common Stock on such date.

   Non-employee Board members are also eligible to receive options and be issued shares of Common Stock under the Company's 1999 Omnibus Equity Incentive Plan. Directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1999 Omnibus Equity Incentive Plan and are also eligible to participate in the Company's 1999 Employee Stock Purchase Plan.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

Non-Director Executive Officers and Key Employees

   Our non-director executive officers and key employees and their ages as of February 28, 2002 are as follows:

Name                    Age Position
----                    --- --------
Mark S. Garrett........ 44  Vice President, Finance and Chief Financial Officer
Kiarash Behnia......... 30  Vice President, Marketing
Lee Bieber............. 50  Vice President, Engineering
Christopher J. Hessler. 37  Vice President, Channel Sales
Fritz K. Koehler....... 37  Vice President, General Counsel and Secretary
Craig R. Parks......... 36  Vice President, Customer Services
Jonathan T. Schoonmaker 40  Vice President, Corporate Services
Matt A. Thompson....... 44  Vice President, Worldwide Sales
Simon Wynn............. 36  Chief Technology Officer

   Mark Garrett has served as the Company's vice president, finance and chief financial officer since January 2002. Before joining the Company, Mr. Garrett served as senior vice president and chief financial officer for Homestead Technologies, Inc. from March 2000 to January 2002, as vice president of finance and administration and chief financial officer for Fogdog Sports, Inc. from November 1999 to March 2000, and as vice president of finance and administration and chief financial officer for Documentum, Inc. from December 1996 to November 1999. Prior to November 1999, Mr. Garrett held various senior management positions at Cadence Design Systems, Inc. and IBM Corporation. Mr. Garrett received his B.A. degree in accounting and marketing from Boston University and his M.B.A. degree in organizational behavior from Marist College.

   Kiarash Behnia has served as the Company's vice president, marketing since July 2001, and served as our vice president of product management from January 2001 to July 2001, as director of technology from January 1999 to January 2001 and as a senior systems engineer from February 1997 to January 1999. Before joining the Company, Mr. Behnia served as a system engineer with Tivoli Systems from June 1995 to February 1997. Mr. Behnia received his B.A. in computer science from the University of California at Davis.

   Lee Bieber has served as the Company's vice president, engineering since January 1, 2000, and served as our director of client engineering from January 1999 to December 1999 and as an engineering manager from October 1997 to January 1999. Before joining the Company, Mr. Bieber served as an engineering manager from June 1987 to October 1997 with Sun Microsystems. Mr. Bieber received his B.S. in computer science from Purdue University.

   Christopher Hessler has served as the Company's vice president, channel sales since April 2001. Before joining the Company, Mr. Hessler served as senior vice president of business development with SpinCircuit Inc. from July 1999 to January 2001, and at Cadence Design Systems, Inc., he served as vice president, North American sales from October 1998 to June 1999 and vice president, worldwide field operations from October 1993 to September 1998. Mr. Hessler received his B.A. degree in economics from Santa Clara University and his M.B.A. degree from San Jose State University.

   Fritz Koehler has served as the Company's vice president, general counsel and secretary since May 2000. Before joining the Company, Mr. Koehler served as the chief legal officer with Merant Inc. from May 1998 to May 2000 and as its senior counsel from September 1996 to May 1998. Mr. Koehler received his B.A. degrees in international relations and history from Stanford University and his JD and M.B.A. degrees from the University of California at Berkeley.

   Craig Parks has served as the Company's vice president of strategic initiatives since January 2001, and served as our vice president of field services from April 1999 to December 2000 and as the director of systems engineering and consulting from January 1997 to April 1999. Before joining the Company, Mr. Parks served as a director of systems engineering with Tivoli Systems. Mr. Parks received his B.S. degree in mechanical engineering from California Polytechnic State University, San Luis Obispo.

   Jonathan Schoonmaker has served as the Company's vice president of corporate services since January 2002, and as its vice president of human resources from January 2001 to January 2002. Before joining the Company, from May 2000 to January 2001, Mr. Schoonmaker served as chief people officer with Aceva Technologies Inc. Mr. Schoonmaker was corporate vice president, human resources at Cadence Design Systems, Inc. from April 1999 to May 2000, and a director, human resources at Cadence from March 1993 to April 1999. Mr. Schoonmaker received his B.S. degree in organizational communications from Ohio University.

   Matt Thompson has served as the Company's vice president, worldwide sales since February 2001. Before joining the Company, from June 2000 to February 2001, Mr. Thompson served as senior vice president of worldwide sales and services with Calico Commerce. Mr. Thompson was senior vice president of worldwide sales and services from April 1998 to June 2000, and vice president of worldwide professional services from October 1994 to April 1998, at Cadence Design Systems, Inc. Mr. Thompson received his B.S. degree in marketing and management from Northern Illinois University.

   Simon Wynn has served as the chief technology officer of the Company since April 2001, and served as a director of engineering from July 2000 to March 2001, an engineering manager from October 1999 to July 2000 and a staff software engineer from September 1998 to September 1999. Prior to joining the Company, Mr. Wynn served as a principle technical staff at Oracle Corporation from March 1995 to August 1998. Mr. Wynn received his B.S. degree in electronics and communications engineering from the University of North London, United Kingdom.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 28, 2002, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; and in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                  Shares Beneficially Owned
                                                               as of February 28, 2002 (1) (2)
                                                             -----------------------------------
Name and Address of Beneficial Owner                         Number of Shares Percentage of Class
------------------------------------                         ---------------- -------------------
Richard C. Wyckoff (3)......................................      392,062             1.6%
John F. Olsen...............................................      192,515               *
Kim K. Polese...............................................    2,176,608             9.0
Kiarash Behnia (3)..........................................      149,322               *
Kenneth W. Owyang (3).......................................      324,975             1.3
Craig R. Parks (3)..........................................      285,749             1.2
Aneel Bhusri (3)............................................       42,500               *
Eric J. Keller (3)..........................................       15,000               *
Raymond J. Lane (3).........................................      134,971               *
Douglas J. Mackenzie (3) (4)................................    2,916,612            12.0
  c/o Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, California 94025
Stratton D. Sclavos (3) (5).................................       39,400               *
Anthony Zingale (3).........................................       50,000               *

Other 5% Stockholders
 Jonathan Payne (6).........................................    1,913,706             7.9
 Sami Shaio.................................................    2,309,200             9.5
 Arthur A. van Hoff (7).....................................    2,032,000             8.4
 Entities affiliated with Kleiner Perkins...................    2,898,124            12.0
 Caufield & Byers
   2750 Sand Hill Road
   Menlo Park, California 94025
 All current directors and executive officers as a group (17
   persons) (8).............................................    7,426,381            30.7

--------
*  Less than 1% of the outstanding shares of Common Stock.

(1) Percentage ownership is based on 24,228,892 shares of Common Stock outstanding on February 28, 2002.

(2) Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of February 28, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Marimba, Inc., 440 Clyde Avenue, Mountain View, California 94043.

(3) The following table indicates those people whose total number of beneficially owned shares include shares subject to options exercisable within 60 days of February 28, 2002:

                       Shares Subject to Options
                       -------------------------
                         Richard C. Wyckoff..... 164,062
                         Kiarash Behnia.........  86,936
                         Kenneth W. Owyang...... 149,070
                         Craig R. Parks......... 146,249
                         Aneel Bhursi...........  27,500
                         Eric J. Keller.........  15,000
                         Raymond J. Lane........  15,000
                         Douglas J. MacKenzie...  15,000
                         Stratton D. Sclavos....   7,500
                         Anthony Zingale........  50,000

(4) Represents 3,488 shares of Common Stock held of record by Mr. Mackenzie, and 1,988,745, 72,453, 76,131 and 760,795 shares of Common Stock held of record by KPCB Java Fund, L.P., KPCB Information Sciences Zaibatsu Fund II, L.P., KPCB VIII Founders Fund, L.P., and Kleiner Perkins Caufield & Byers VIII, L.P., respectively. Mr. Mackenzie, a director of the Company, is a general partner of Kleiner Perkins. Mr. Mackenzie disclaims beneficial ownership of shares held by Kleiner Perkins except to the extent of his pecuniary interest arising from his interest in Kleiner Perkins. Also includes personal options exercisable within 60 days of February 28, 2002 for 15,000 shares.

(5) Represents 26,346 shares of Common Stock held of record by Mr. Sclavos, and 5,554 shares of Common Stock held of record by the Sclavos Family Partners, L.P. Mr. Sclavos is a beneficial owner and manager of the sole general partner of Sclavos Family Partners, LP. Also includes a personal option exercisable within 60 days of February 28, 2002 for 7,500 shares held directly by Mr. Sclavos.

(6) Represents 6,122 shares held as custodian for Mr. Payne's daughter, 7,268 shares held as custodian for his son, and 1,900,316 shares held by the Payne family trust, of which Mr. Payne serves as a co-trustee.

(7) Represents shares held by the van Hoff family trust, of which Mr. van Hoff serves as a co-trustee.

(8) Includes 676,317 shares subject to options that are exercisable within 60 days of February 28, 2002, and also includes the other shares described in footnotes 4 and 5 above. Does not include shares of Common Stock held of record by Mr. Olsen, whose employment with the Company terminated on July 9, 2001, and by Mr. Owyang, who ceased being an executive officer of the Company on January 29, 2002.

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Company's Board of Directors (the "Compensation Committee" or the "Committee") has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and certain other executive officers of the Company and to administer the Company's equity incentive plans. In addition, the Committee has the responsibility for approving the individual bonus programs and targets to be in effect for the CEO and certain other executive officers and key employees each fiscal year.

   For the 2001 fiscal year, the process utilized by the Committee in determining executive officer compensation levels was based on its own subjective judgment after considering general market compensation data from companies of similar size and similar industries and the Company's need to retain and motivate executive officers and key employees during a challenging period of the Company's business.

   General Compensation Policy.   The Committee's fundamental policy is to
offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of one or more of the following: (i) base salary,
(ii) cash bonus and (iii) long-term stock-based incentive awards.

   Base Salary.   The base salary for each executive officer is set on the
basis of general market levels derived from comparisons with companies of similar size and similar industries. The level of base salary set for such executive officers to date has generally been comparable to the 75/th/ percentile of the surveyed compensation data. Each individual's base pay is positioned relative to the total compensation package, including cash incentives. Beginning in May 2001, as a cost-saving measure, the Company applied an across-the-board 5% reduction in the base salary of each of its executive officers and certain key employees.

   Annual Cash Bonuses.   Executive officers who are eligible for bonuses
receive such bonuses if individual and Company performance objectives are achieved, and these objectives are set on a quarterly or annual basis depending on the individual's position with the Company. Actual bonuses paid reflect an individual's accomplishment of these individual objectives and Company performance, and are based on a percentage of the individual's base salary. Beginning in May 2001, as a cost-saving measure, the Company suspended cash bonuses to each of its executive officers and certain key employees for the remainder of 2001.

   Long-Term Incentive Compensation.   Generally, a significant option grant is
made in the year that an officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of the Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility, promotion and retention, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion. Applying these principles, in July 2001, a significant option grant and restricted stock grant were made to Mr. Wyckoff in connection with his appointment as President and CEO of the Company, an option grant was made to Ms. Polese, and option grants and restricted stock grants were made to Messrs. Behnia and Owyang. During fiscal 2001, the Committee also made option grants and restricted stock grants to most of the Company's executive officers and certain key employees in order to retain and motivate such individuals in a challenging year for the Company's business.

   Each option grant made in fiscal 2001 allows the officer or key employee to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. These option grants vest in periodic installments over a three-year or four-year period, with vesting being contingent upon the executive officer's continued employment with the Company. The vesting schedule and the number of shares granted are established to provide a meaningful incentive in each year following the year of grant. Accordingly, the options will provide a return to the executive officers only if they remain in the

Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term. Each restricted stock grant has a purchase price of $0.0001 per share, which represents the par value of the shares, and the difference between the fair market value per share and the purchase price per share was intended to be a bonus to each such employee. The restricted stock grants vest over a two-year period. Both the option grants and restricted stock grants made in fiscal 2001 to the Company's executive officers and certain key employees have vesting acceleration features that are triggered if one of these individuals experiences an Employment Termination (as defined in the "Employment Contracts and Change in Control Arrangements" section below) within twelve (12) months following a change in control.

   The Committee approved employee incentive agreements (the "Incentive Agreements") for its executive officers and certain key employees in fiscal 2001 to retain and motivate these individuals to continue to perform for the Company during a challenging year. These Incentive Agreements provide for the option grants and restricted stock grants previously described and also provide for cash severance benefits and additional vesting acceleration with respect to options granted before the date of the Incentive Agreements if an individual experiences an Employment Termination within twelve (12) months following a change in control.

   CEO Compensation.   Effective July 9, 2001, the Company appointed Mr.
Wyckoff as President and Chief Executive Officer. Mr. Wyckoff's annual base salary of $250,000 was established by the Committee based upon general market compensation data, Mr. Wyckoff's previous compensation levels at the Company and his previous executive management experience, and in recognition of the challenges to be faced in leading the Company's business. The Committee intended Mr. Wyckoff's base salary to provide him with a level of stability and certainty each year and intended that this particular component of compensation not be affected to any significant degree by Company performance factors. The remaining components of Mr. Wyckoff's 2001 fiscal year incentive compensation were entirely dependent upon the Company's financial performance and provided no dollar guarantees. The Committee approved an Incentive Agreement for Mr. Wyckoff, pursuant to which a significant stock option grant and restricted stock grant were made in connection with Mr. Wyckoff's appointment as President and CEO. The stock option was granted pursuant to the principles discussed above and vests over four years. The restricted stock grant had the characteristics described above and vests over two years. The Incentive Agreement also provides for severance benefits if Mr. Wyckoff experiences an Employment Termination within twelve (12) months following a change in control. Please refer to the "Employment Contracts and Change in Control Arrangements" section below for a complete description of the terms of Mr. Wyckoff's Incentive Agreement.

   The annual base salary for Mr. Olsen, the Company's President and Chief Executive Officer through July 9, 2001, was $300,000. Mr. Olsen's base salary was also subject to the 5% reduction beginning in May 2001 that applied to the Company's other executive officers. The Committee granted Mr. Olsen a $200,000 cash bonus in March 2001 for his performance in fiscal 2000.

   Tax Limitation.   Under the federal tax laws, a publicly held company such
as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the Company's 1999 Omnibus Equity Incentive Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1999 Omnibus Equity Incentive Plan with an exercise price equal to the fair market value per share of the Company's Common Stock on the option grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap.

                                          Compensation Committee

                                          Raymond J. Lane
                                          Douglas J. Mackenzie

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Company's Board of Directors was created on February 2, 1999, and the members of the Compensation Committee are Messrs. Lane and Mackenzie. Neither of these individuals was at any time during 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between April 30, 1999 (the date the Company's Common Stock commenced public trading) and December 31, 2001 with the cumulative total return over the same period of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the S&P Major Market Index (the "S&P Market"). This graph assumes the investment of $100.00 on April 30, 1999 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the S&P Market, and assumes the reinvestment of dividends, if any.

   The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Standard & Poor's Compustat Total Return Service, and the Company is not responsible for any errors or omissions in such information.

  Comparison of Cumulative Total Return to Stockholders Among Marimba, Inc., The Nasdaq Stock Market-U.S. Index and the S&P Market (Dividends reinvested monthly)

                                    [CHART]

                  Marimba, Inc.   S&P 500 Index   Nasdaq US Index
  4/30/1999       100.00          100.00          100.00
  12/1999          75.82          111.00          157.09
  12/2000           7.41          100.89           96.61
  20/2001           5.56           88.90           76.62



                       Indexed Returns (in U.S. dollars)

                                          Years Ending
                             --------------------------------------
                             Base Period
             Company/Index   30 Apr 1999 Dec 1999 Dec 2000 Dec 2001
             -------------   ----------- -------- -------- --------
             Marimba, Inc...     100       75.82     7.41    5.56
             S&P 500 Index..     100      111.00   100.89   88.90
             Nasdaq US Index     100      157.09    96.61   76.62

                           Annual Return Percentage

                                          Years Ending
                                   --------------------------
                   Company/Index   Dec 1999 Dec 2000 Dec 2001
                   -------------   -------- -------- --------
                   Marimba, Inc...  -24.18   -90.23   -24.89
                   S&P 500 Index..   11.00    -9.10   -11.89
                   Nasdaq US Index   57.09   -39.82   -20.65

   The Company effected its initial public offering of Common Stock on April 29, 1999 at a price of $20.00 per share. The graph above, however, commences with the closing price of $60.75 per share on April 30, 1999, which is the date the Company's Common Stock commenced public trading.

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

   The following Summary Compensation Table sets forth the compensation earned during the last three fiscal years by (i) each of the individuals serving as the Company's Chief Executive Officer during fiscal year 2001 and (ii) the four other most highly compensated executive officers who were serving as executive officers of the Company as of December 31, 2001 (collectively, the "Named Officers"), each of whose aggregate compensation for 2001 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                          Summary Compensation Table

                                                                            Long-Term
                                         Annual Compensation           Compensation Awards
                                  -------------------------------    ------------------------
                                                                     Restricted    Securities
                                                      Other Annual     Stock       Underlying
Name and Principal Position  Year Salary($) Bonus($) Compensation($) Awards($)     Options(#)
---------------------------  ---- --------- -------- --------------- ----------    ----------
Richard C. Wyckoff.......... 2001 $237,427        --          --     $  551,228(1)   400,000
 President and CEO           2000   61,333  $ 17,500          --             --      225,000
John F. Olsen (2)........... 2001  164,652   200,000          --             --           --
 Former President and CEO    2000  132,955        --          --      2,118,740(2) 1,000,000
Kim K. Polese............... 2001  262,500        --          --             --      100,000
 Chairman                    2000  214,886        --          --             --           --
                             1999  130,000        --          --             --           --
Kiarash Behnia.............. 2001  211,738    75,000          --        122,495(1)   100,000
 Vice President, Marketing
Kenneth W. Owyang (3)....... 2001  193,333   225,000          --        367,485(1)        --
 Vice President, Finance and 2000  182,330        --          --             --      190,000
   Chief Financial Officer
Craig R. Parks.............. 2001  242,903        --    $163,393(3)          --           --
 Vice President,             2000  205,929        --          --       487,490 (4)   240,000
   Customer Services

--------
(1) Messrs. Wyckoff, Behnia and Owyang received restricted stock awards of 225,000, 50,000 and 150,000 shares, respectively, on July 24, 2001, which each had a fair market value on that date of $2.45 per share and for which they paid the par value of $.0001 per share. As of December 31, 2001, the restricted stock awards had values of $760,478, $168,995 and $506,985, respectively, based on the fair market value of the Company's Common Stock on December 31, 2001 of $3.38 per share minus the price paid for such shares. Mr. Wyckoff and Mr. Behnia's stock awards vest 50% after the first year of continuous service from July 1, 2001 and then in equal monthly installments over the next twelve months of continuous service. Mr. Owyang's stock award vested 58% on January 1, 2002 and the remainder will vest on June 1, 2002 to the extent that Mr. Owyang has provided continuous service to the Company prior to such time.

(2) Mr. Olsen commenced employment with the Company on July 21, 2000 and ceased employment on July 9, 2001. Mr. Olsen received a restricted stock award of 100,000 shares on July 21, 2000, which had a fair market value on that date of $21.1875 per share and for which he paid the par value of $.0001 per share. As of December 31, 2000, the restricted stock award had a value of $449,990, based on the fair market value of the Company's Common Stock on December 31, 2000 of $4.50 per share minus the price Mr. Olsen paid for such shares. The restricted stock award was to vest 50% after each year of continuous service measured from July 21, 2000. Following Mr. Olsen's cessation of employment with the Company on July 9, 2001, the Company exercised on July 13, 2001 its right to repurchase all 100,000 shares for an aggregate repurchase price of $10.00.

(3) Mr. Owyang ceased being an executive officer of the Company as of January 29, 2002.

(4) Mr. Parks received a restricted stock award of 100,000 shares on December 7, 2000, which had a fair market value on that date of $4.875 per share and for which he paid the par value of $.0001 per share. As of December 31, 2001, the restricted stock award had a value of $337,900, based on the fair market value of the Company's Common Stock on December 31, 2001 of $3.38 per share minus the price Mr. Parks paid for such shares. The restricted stock award vests in equal monthly installments over a period of 24 months for each month of continuous service from the date of grant. As of December 31, 2001, Mr. Parks had a realized gain of $163,393 from the restricted stock award.

   The following table contains information concerning the stock option grants made to each of the Named Officers for 2001. No stock appreciation rights were granted to these individuals during such year.

                       Option Grants in Last Fiscal Year

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                         Annual Rates of Stock
                                                                         Price Appreciation for
                                    Individual Grants(1)                   Option Term ($)(4)
                               ------------------------------            ----------------------
                   Number of     % of Total
                   Securities     Options
                   Underlying    Granted to      Exercise
                    Options     Employees In     Price Per    Expiration
Name               Granted(#)  Fiscal Year(2) Share ($/sh)(3)    Date        5%         10%
----               ----------  -------------- --------------- ----------  --------  ----------
Richard C. Wyckoff  400,000(5)      8.7%           $2.50       09/07/11  $628,895   $1,593,742
John F. Olsen.....       --          --               --             --        --           --
Kim K. Polese.....  100,000(6)      2.2             2.45       07/24/11   154,079      390,466
Kiarash Behnia....  100,000(6)      2.2             2.45       07/24/11   154,079      390,466
Kenneth W. Owyang.       --          --               --             --        --           --
Craig R. Parks....       --          --               --             --        --           --

--------
(1) The plan administrator has the discretionary authority to re-price the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the re-grant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Under each of the options, the option shares will vest and become exercisable in full upon acquisition of the Company by merger or asset sales, unless the acquiring entity or its parent corporation assumes the outstanding options or substitutes them with substantially similar options.

(2) Based on a total of 4,614,250 option shares granted to the Company's employees during 2001.

(3) The exercise price was equal to the fair market value of the Company's Common Stock as valued by the Board of Directors on the date of grant. The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed according to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of the Company's stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(5) The option becomes exercisable in a series of equal monthly installments over a period of 48 months. If Mr. Wyckoff experiences an Employment Termination (as defined below) within 12 months following a change of control of the Company, he will become vested in an additional number of option shares equal to 50% of the option shares that are unvested as of the date of the Employment Termination.

(6) The option becomes exercisable as to one-third (1/3) of the option shares after 12 months from the vesting commencement date and the remainder in a series of equal monthly installments over a period of 24 months thereafter. If Ms. Polese or Mr. Behnia experiences an Employment Termination (as defined below) within 12 months following a change of control of the Company, such individual will become vested in an additional number of option shares as if the individual provided another 12 months of service to the Company following the date of the Employment Termination.

   No options were exercised during the 2001 fiscal year by the Named Officers, and no stock appreciation rights were outstanding at the end of that year. The following table sets forth information concerning option holdings as of the end of the 2001 fiscal year with respect to each of the Named Officers.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                Number of
                          Securities Underlying     Value of Unexercised
                           Unexercised Options      In-the-Money Options
                           At Fiscal Year End     At Fiscal Year End($)(1)
                        ------------------------- -------------------------
     Name               Exercisable Unexercisable Exercisable Unexercisable
     ----               ----------- ------------- ----------- -------------
     Richard C. Wyckoff   111,978      513,022      $36,666     $315,334
     John F. Olsen.....        --           --           --           --
     Kim K. Polese.....        --      100,000           --       93,000
     Kiarash Behnia....    69,387      202,030        5,136       93,514
     Kenneth W. Owyang.    94,207      112,293           --           --
     Craig R. Parks....   112,081      197,919           --           --

--------
(1) Based on the fair market value of the Company's Common Stock on December 31, 2001 of $3.38 per share, less the exercise price payable for such shares.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

   Except as otherwise provided below, none of the Named Officers of the Company have employment or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

   On July 21, 2000, the Company extended an offer of employment to John Olsen to serve as the Company's President and Chief Executive Officer. The offer provided for a base salary of $300,000. Mr. Olsen was eligible for an annual incentive payment of up to 100% of his salary upon achievement of his performance objectives with such objectives to be determined by the Board. Mr. Olsen was awarded an option to purchase 1,000,000 shares of Company common stock vesting over 4 years. In addition, Mr. Olsen was awarded a restricted stock bonus for 100,000 shares of restricted stock which provided for vesting of 50% after one year of service with the Company and the remaining 50% after 2 years of service. The Company also extended a line of credit to Mr. Olsen in the amount of up to $1,000,000 on July 21, 2000 to assist him in payment of any taxes associated with his receipt of the restricted stock bonus. The shares acquired under the restricted stock bonus award were pledged as security for the promissory notes(s) evidencing amounts loaned under such credit line. The note bore interest at the rate of 6.6%, had an outstanding principal amount of $751,093 and became due and payable in full on October 9, 2001, which was three months from Mr. Olsen's employment termination date with the Company on July 9, 2001. The outstanding principal amount due under the note was repaid by Mr. Olsen on October 10, 2001. The agreement also provided for immediate 50% vesting of his unvested stock options and restricted stock should his employment be involuntarily terminated within 12 months following certain change in control transactions involving the Company. Mr. Olsen ceased employment with the Company on July 9, 2001. As of his termination date, Mr. Olsen had not yet become vested in any of the shares under his stock option or restricted stock bonus. As a result, the stock option expired automatically, and the Company repurchased all of the shares under the restricted stock award at Mr. Olsen's original purchase price.

   On July 24, 2001, the Company extended employee incentive agreements ("Incentive Agreements") to the following Named Officers: Ms. Polese and Messrs. Wyckoff, Parks and Behnia. Ms. Polese's Incentive Agreement provides that she will receive 100,000 option shares; Mr. Wyckoff's Incentive Agreement provides that he will receive 400,000 option shares and 225,000 shares under a restricted stock grant; and Mr. Behnia's Incentive Agreement provides that he will receive 100,000 option shares and 50,000 shares under a restricted stock grant. The option shares granted to Ms. Polese and Mr. Behnia vest over a three
(3) year period and the option shares granted to Mr. Wyckoff vest over a four
(4) year period. The shares under each restricted stock grant vest over a two
(2) year period. If Ms. Polese or Mr. Behnia experiences an Employment Termination (as defined below) within twelve (12) months following a change in control, such officer will receive vesting credit for the number of months of service from the vesting commencement date of the option or restricted stock grant and become vested in an additional number of option shares and shares under a restricted stock grant, as if the officer provided another twelve (12) months of service with the Company following the Employment Termination. If Mr. Wyckoff experiences an Employment Termination (as defined below) within twelve
(12) months following a change in control, with respect to his option shares granted before July 24, 2001 and pursuant to his Incentive Agreement, he will receive vesting credit for the number of months of service from the vesting commencement date of the option and become vested in an additional number of option shares equal to 50% of the option shares that are unvested as of the date of the Employment Termination, and with respect to his restricted stock grant, he will receive vesting credit for the number of months of service from the vesting commencement date of the restricted stock grant and become vested in an additional number of shares under his restricted stock grant, as if he provided another twelve (12) months of service with the Company following the Employment Termination. Each Incentive Agreement for Ms. Polese and Messrs. Parks and Behnia also provides that if the officer experiences an Employment Termination (as defined below) within twelve (12) months following a change in control, the officer will receive the following severance benefits: (a) a lump sum cash amount equal to nine (9) months of the officer's most recent base salary and the Company's payment of COBRA premiums for nine (9) months following the date of termination; and (b) with respect to all options granted to any such officer prior to July 24, 2001, the officer will become vested in an additional number of option shares equal to 50% of the option shares that are unvested as of the Employment Termination. Mr. Wyckoff's Incentive Agreement also provides that if he experiences an Employment Termination (as defined below) within twelve (12) months following a change in control, he will receive the following severance benefits: a lump sum cash amount equal to twelve (12) months of his most recent base salary and the Company's payment of COBRA premiums for twelve (12) months following the date of termination. Employment Termination includes the Company's involuntary discharge of the officer without cause or the officer's resignation after (i) a material reduction in the officer's level of authority or responsibility, (ii) a reduction in the officer's base salary or (iii) a relocation of the officer's principal place of work by more than 35 miles.

   On June 4, 2001, the Company entered into an agreement with Mr. Owyang (the "Owyang Agreement"). The Owyang Agreement provided for the following benefits:
(a) 150,000 shares under a restricted stock grant; (b) a cash bonus of $100,000 on July 1, 2001; and (c) another cash bonus of $100,000 on January 1, 2002, provided that he remained employed by the Company until January 1, 2002, but if there was a change in control of the Company or a termination of his employment without cause prior to January 1, 2002, then Mr. Owyang would receive this cash bonus of $100,000 at the time of the change in control or termination without cause, as the case may be. Mr. Owyang's restricted stock grant will vest over a 12-month period but will become fully vested if the Company is subject to a change in control. The Owyang Agreement also provided that if the Company terminated Mr. Owyang's employment in connection with a change in control or other than for cause, he would be entitled to a lump sum cash amount equal to nine (9) months of his most recent base salary and the Company's payment of COBRA premiums for nine (9) months (collectively, "Severance Benefits"); provided that if the Company did not terminate Mr. Owyang's employment within two (2) months after a change in control, he would still be entitled to receive the Severance Benefits. Mr. Owyang's options granted in June 2000 provided that if there is a merger or asset sale of the Company and Mr. Owyang's is involuntarily discharged without cause or constructively terminated within 12 months after the merger or asset sale, Mr. Owyang will vest in 50% of the remaining unvested shares subject to the options. On February 8, 2002, the Company and Mr. Owyang amended the Owyang Agreement to provide that Mr. Owyang would agree to forego the Severance Benefits, provide the Company with a full release and assist with the transition of the Company's new chief financial officer, in exchange for the Company agreeing to employ Mr. Owyang until June 2, 2002 unless Mr. Owyang's employment is terminated sooner by the Company as a result of Mr. Owyang's breach of his arrangement with the Company.

   Options granted under the 1996 Stock Plan, 1999 Omnibus Equity Incentive Plan and the 2000 Supplemental Stock Plan will vest upon an acquisition of the Company by merger or asset sale, unless the acquiring company assumes the options or substitutes them with substantially similar options. The Compensation Committee also has the authority under the 1996 Stock Plan, 1999 Omnibus Equity Incentive Plan and 2000 Supplemental Stock Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of Common Stock subject to outstanding options, held by the Chief Executive Officer and the Company's other executive officers. Such acceleration may be conditioned on the optionee's termination of employment (whether involuntarily or through forced resignation) and may be conditioned upon the occurrence of a merger, reorganization or consolidation or upon a hostile take-over of the Company effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                                PROPOSAL NO. 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

   The Company is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

   In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

   Ernst & Young LLP has audited the Company's financial statements since 1996. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                            AUDIT COMMITTEE REPORT

   In accordance with the Audit Committee's written charter adopted by the Board of Directors on August 15, 2000 (a copy of which is attached as Appendix
A), the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

   Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq National Market.

   Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, and reviews the results and scope of the audit and other services provided by the Company's independent auditors. In this regard, the Audit Committee has met and held discussions with management and the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors, including a discussion of the quality (not just the acceptability) of the accounting principles, the identification and fairness of any related party transactions, the reasonableness of significant judgments, the identification and assessment of the Company's critical accounting policies and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The aggregate fees billed the Company for services provided by Ernst & Young LLP for matters relating to the fiscal year ended December 31, 2001 consisted of the following: $186,600 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year; $29,545 for professional services rendered for tax preparation and other tax-related matters; no fees for professional services rendered for financial information systems design and implementation; and $24,325 for all other services.

   The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee have discussed with the independent auditors their independence from management and have considered the compatibility of non-audit services with the auditors' independence.

   Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company's independent auditors.

                                          Audit Committee

                                          Aneel Bhusri
                                          Eric J. Keller
                                          Stratton D. Sclavos

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described where required in "Employment Contracts and Change in Control Arrangements" above; and (ii) the transactions described below.

   The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   Loan to Executive Officer.   On July 21, 2000, the Company provided a line
of credit of up to $1,000,000 to John Olsen, the Company's former President and Chief Executive Officer, to assist him in paying withholding taxes incurred upon purchase of restricted stock. The note bore interest at the rate of 6.6% and had an outstanding principal amount of $751,093 that was repaid in full on October 10, 2001.

   Consulting Agreement with Director.   Anthony Zingale served as a consultant
to the Company from July to December 2001, and was appointed as a director of the Company in February 2002. The Company paid Mr. Zingale total consulting fees of $120,000 and granted him a fully-vested stock option to purchase up to 50,000 shares of the Company's Common Stock, in connection with his consulting engagement with the Company.

                                   FORM 10-K

   THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2001, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO MARIMBA, INC., 440 CLYDE AVENUE, MOUNTAIN VIEW, CALIFORNIA 94043, ATTN: STOCKHOLDER SERVICES.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Stockholder proposals that are intended to be presented at the 2003 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than December 26, 2002, in order to be included. Such stockholder proposals should be addressed to Marimba, Inc., 440 Clyde Avenue, Mountain View, California 94043, Attn: Stockholder Services.

   Pursuant to Rule 14a-4(c) of the Securities and Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 2003 annual meeting of stockholders does not notify the Company of such proposal on or prior to March 2, 2003, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2003 Proxy Statement. The Company currently believes that the 2003 annual meeting of stockholders will be held during the second week of June 2003.

                                 OTHER MATTERS

   The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Richard C. Wyckoff
                                          Richard C. Wyckoff
                                          President and Chief Executive Officer

Mountain View, California
April 23, 2002

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                  Appendix A

                            Audit Committee Charter

Organization

   This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors. Unless a chair is elected by the full Board of Directors, the members of the committee may designate a chair by majority vote of the committee membership.

   As of the date this charter is adopted and until June 13, 2002, the committee shall consist of at least two members of the Board of Directors. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2002, the committee shall consist of three but not more than five members of the Board of Directors, with the exact number being determined by the Board of Directors. Each member of the committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

Statement of Policy

   The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the quarterly and annual reports filed by the Company, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

   The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

   The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company's shareholders. The committee shall have the responsibility to evaluate the independent auditors. Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

  . The committee shall discuss with the auditors their independence from management and the Company and, on an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, the committee shall review with the independent auditors the nature and scope of any disclosed relationships or professional services and take (or recommend that the Board of Directors take) appropriate action to ensure the continuing independence of the auditors.

  . The committee shall provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management being present.

  . The committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs, and assess the steps management has taken to minimize potential risks. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations. The committee shall investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

  . The committee shall review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, the committee shall include a copy of this Charter in the annual report to shareholders or the proxy statement at least once every three years or in the year after any significant amendment to the Charter.

                                   P R O X Y

                                 MARIMBA, INC.
                   440 Clyde Avenue, Mountain View, CA 94043

  This Proxy is Solicited on Behalf of the Board of Directors of Marimba, Inc.
         for the Annual Meeting of Stockholders to be held June 6, 2002

The undersigned holder of Common Stock, par value $.0001, of Marimba, Inc. (the "Company") hereby appoints Richard C. Wyckoff and Fritz K. Koehler, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 6, 2002 at 9:30 a.m., local time, at the Sheraton Sunnyvale Hotel, 1108 N. Mathilda Avenue, Sunnyvale, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                                                                  -----------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                  -----------

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
                                                        Please mark votes as
                                                        in this example [X]

1. To elect the following directors to serve for a term ending upon the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified: Nominees: Kim K. Polese, Richard C. Wyckoff, Aneel Bhusri, Eric
     J. Keller, Raymond J. Lane, Douglas J. Mackenzie, Stratton D. Sclavos and Anthony Zingale


 FOR the nominee  [_]      WITHHOLD AUTHORITY      [_]         Exceptions  [_]
                          to vote for the nominee


                                        ----------------------------------------
                                        For all nominees, except for any
                                        nominee(s) whose name is written in the
                                        space above

2. To ratify the appointment of Ernst & Young, LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.


   FOR  [_]                        AGAINST [_]                   ABSTAIN [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                                 ADDRESS LABEL
                         THIS SPACE MUST BE LEFT BLANK







                              Signature:
                                        ----------------------------------------

                              Signature (if held jointly):
                                                          ----------------------

                              Date:
                                   ---------------------------------------, 2002

                              Please date and sign exactly as your name(s) is
                              (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.


                               PLEASE DETACH HERE
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope
--------------------------------------------------------------------------------